EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD PRIME ANNOUNCES TAX REPORTING INFORMATION FOR 2017 COMMON AND PREFERRED SHARE DISTRIBUTIONS

DALLAS, January 29, 2018 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) today announced the tax reporting (Federal Form 1099-DIV) information for the 2017 distributions on its common shares and its Series B preferred shares.

The income tax treatment for 2017 for Ashford Hospitality Prime, Inc. Common Stock CUSIP #044102101 traded on the NYSE under ticker symbol “AHP” is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$0.4800000	$0.1338024	$0.0296724	$0.0670836	$0.2494416
Total Distributions	$0.4800000	$0.1338024	$0.0296724	$0.0670836	$0.2494416
Percent	100%	27.87547%	6.18174%	13.97574%	51.96705%

The common distributions that the company paid on January 17, 2017 to shareholders of record as of December 30, 2016 were reportable in 2016. The common distributions that the company paid on January 16, 2018 to shareholders of record as of December 29, 2017 are reportable in 2018.

The income tax treatment for the 2017 distributions for Ashford Hospitality Prime, Inc. Series B Preferred Stock CUSIP #044102408 is as follows:

Distribution Type
	Distributions Per Share	Ordinary Taxable Dividend	Capital Gain Distribution	Unrecaptured 1250 Gain	Return of Capital
Total Cash Per Share	$1.3752000	$0.7980843	$0.1769854	$0.4001303	$0.00
Total Distributions	$1.3752000	$0.7980843	$0.1769854	$0.4001303	$0.00
Percent	100%	58.03405%	12.86980%	29.09615%	0.00%

The preferred distributions that the company paid on January 17, 2017 to shareholders of record as of December 30, 2016 were reportable in 2016. The preferred distributions that the company paid on January 16, 2018 to shareholders of record as of December 29, 2017 are reportable in 2017.

In accordance with IRS Code Section 6045B, the Company will post Form 8937, Report of Organizational Actions Affecting Basis of Securities, which may be found in the Corporate Actions section of the company's website. This form provides detailed information on the return of capital portion of the preferred and common share distributions. The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.

The Company encourages shareholders to consult with their own tax advisors with respect to the federal, state and local, and foreign income tax effects of these dividends.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in luxury hotels and resorts.
Ashford has created an Ashford App for the hospitality REIT investor community.  The Ashford App is available for free download at Apple's App Store and the Google Play Store by searching "Ashford."

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